ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ALLTRISTA PLASTICS CORPORATION

AND

SPARTECH CORPORATION

MAY 4, 1999



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
TABLE OF CONTENTS
                                                                                Page

ARTICLE I  DEFINITIONS............................................................5

         1.1      Definitions.....................................................5
         1.2      Index of Other Defined Terms....................................8

ARTICLE II  TRANSFER OF ASSETS....................................................9

         2.1      Purchase and Sale of Assets.....................................9
         2.2      Excluded Assets.................................................9
         2.3      Instruments of Transfer and Assignment..........................9
         2.4      Consents to Assignments........................................10
         2.5      Subsequent Documentation.......................................10

ARTICLE III  PURCHASE PRICE......................................................10

         3.1      Consideration, Payment.........................................10
         3.2      Adjustment.....................................................11
         3.3      Allocation of Consideration....................................12

ARTICLE IV  ASSUMPTION OF LIABILITIES............................................12

ARTICLE V  REPRESENTATIONS, WARRANTIES AND
           AGREEMENTS OF SELLER..................................................12

         5.1      Disclosure Schedule............................................12
         5.2      Organization; Power............................................12
         5.3      Articles of Incorporation and Bylaws...........................13
         5.4      Authorization of Agreement.....................................13
         5.5      No Conflicts...................................................13
         5.6      Consents and Approvals.........................................13
         5.7      Financial Information..........................................13
         5.8      No Undisclosed Liabilities, Claims, Etc........................14
         5.9      Litigation.....................................................14
         5.10     Taxes..........................................................14
         5.11     Accounts Receivable and Accounts Payable.......................15
         5.12     Inventory......................................................15
         5.13     Absence of Certain Changes or Events...........................15
         5.14     Contracts and Commitments......................................17
         5.15     OSHA, Environmental............................................17



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         5.16     Customers and Vendors..........................................18
         5.17     Books and Records..............................................19
         5.18     Employment Matters.............................................19
         5.19     Employee Benefits Plans........................................20
         5.20     Employees......................................................21
         5.21     Finder.........................................................21
         5.22     Sufficiency of Assets..........................................21
         5.23     Governmental Authorizations....................................22
         5.24     Compliance with Applicable Laws................................22
         5.25     Title to Assets, Absence of Liens and Encumbrances, Etc........22
         5.26     Intellectual Property..........................................22
         5.27     Real Property..................................................23
         5.28     Personal Property..............................................23
         5.29     Year 2000 Compliance.  ........................................23

ARTICLE VI   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

         6.1      Organization ..................................................24
         6.2      Authorization of Agreement.....................................24
         6.3      Approvals......................................................24
         6.4      Finder.........................................................25
         6.5      No Conflicts...................................................25
         6.6      Projections....................................................25
         6.7      Financial Condition............................................25

ARTICLE VII  COVENANTS OF THE PARTIES............................................25

         7.1      Operation Of Business Prior To Closing.........................25
         7.2      Approvals, Consents, Etc.......................................27
         7.3      Access Prior to Closing........................................27
         7.4      Seller's Employees, Retirement Benefits........................27
         7.5      Access After the Closing.......................................27
         7.6      Taxes..........................................................28
         7.7      No Solicitation................................................29
         7.8      Confidentiality................................................29
         7.9      Reassignment of Uncollected Receivables........................29
         7.10     Covenant Not to Compete........................................30

ARTICLE VIII  CLOSING............................................................31

         8.1      Closing........................................................31
         8.2      Buyer's Conditions to Closing..................................31
         8.3      Seller's Conditions to Closing.................................32

ARTICLE IX  DISPUTE RESOLUTION

         9.1      Initial Meeting................................................33
         9.2      Mediation......................................................34
         9.3      Binding Arbitration............................................34


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         9.4      Discovery......................................................34
         9.5      Expeditious Proceedings........................................34
         9.6      Attorneys' Fees................................................35
         9.7      Enforcement of Awards..........................................35
         9.8      Equitable Relief...............................................35

ARTICLE X  INDEMNIFICATION

         10.1     Indemnification by Seller......................................35
         10.2     Indemnification by Buyer.......................................35
         10.3     Limits.........................................................36
         10.4     Procedure......................................................36
         10.5     Exclusive Remedy...............................................37
         10.6     Insurance and Taxes............................................37

ARTICLE XI  TERMINATION

         11.1     Termination....................................................37
         11.2     Risk of Loss...................................................38

ARTICLE XII   GENERAL

         12.1     Expenses.......................................................38
         12.2     Survival of Representations and Warranties.....................38
         12.3     Updates to Schedules...........................................38
         12.4     Waivers........................................................38
         12.5     Binding Effect; Benefits; Assignment...........................39
         12.6     Notices........................................................39
         12.7     Entire Agreement...............................................40
         12.8     Headings.......................................................40
         12.9     Governing Law..................................................40
         12.10    Amendments.....................................................40
         12.11    Severability...................................................40
         12.12    Press Releases.................................................40
         12.13    Counterparts...................................................41
         12.14    Interpretation.................................................41





ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of May 4, 1999, is entered into by and between ALLTRISTA PLASTICS CORPORATION, an Indiana corporation (the "Seller") and SPARTECH CORPORATION, a Delaware corporation (the
"Buyer").

RECITALS:

     WHEREAS,   Alltrista  Plastic  Packaging  Company,  a  division  of  Seller
("APPC"),  is engaged in the business of producing  co-extruded  plastic barrier roll stock and plastic formed  containers from such roll stock for human and pet foods applications (the "Business");

     WHEREAS, Seller desires to sell to Buyer the assets of APPC used in the Business pursuant to the terms and conditions of this Agreement;

     WHEREAS, Buyer desires to purchase from Seller such assets and properties used in the Business pursuant to the terms and conditions of this Agreement;

AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Definitions. As used herein, the following terms have the following meanings:

     "Accounts Receivable" means Seller's accounts receivable in existence on the Closing Date.

     "Closing Approvals" means those approvals and consents to be obtained prior to Closing, all of which are designated on Sections 5.5 and 5.6 of the Disclosure Schedule as exceptions to the representations and warranties of Seller in Section 5.5. and 5.6 hereof.

     "Confidential Information" means non-public information that is proprietary to, about or concerning  the Business  and/or the Assets the disclosure of which would have a Material  Adverse Effect.  Confidential  Information  shall include information  relating to customer  lists,  account lists,  price lists,  product
designs,  marketing  plans  or  proposals,  customer  information,   accounting,
financing, merchandising, know how, trademarks, trade names, trade practices and trade secrets.

     "Current Assets" means Accounts Receivable (net of reserves) plus Inventory plus other current assets of Seller related to the Business.





     "Current Liabilities" means Seller's accounts payable related to the Business plus accrued salaries and benefits of Seller's employees associated with the Business plus other current liabilities of Seller related to the Business.

     "Environmental Conditions" means the state of the environment, including soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling storage, treatment, recycling generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal, release, or threatened release of Hazardous
Substances.

     "Environmental Laws" means any applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities relating to the environment, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability
Act of 1980, as amended  ("CERCLA")  (42 U.S.C.  Sections  9601,  et seq.),  the
Emergency  Planning  and  Community  Right-to-Know  Act of 1986,  as amended (42
U.S.C. ss. 11001 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and
Recovery Act, as amended (42 U.S.C.  Sections 6901, et seq.),  the Federal Water
Pollution Control Act, as amended (33 U.S.C.  Sections 1251, et seq.), the Clean
Air Act, as amended (42 U.S.C.  Sections  7401, et seq.),  the Toxic  Substances
Control Act, as amended (15 U.S.C. Sections 2601, et seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.), OSHA and similar state and local laws and any regulations issued in connection with the foregoing.

     "Estimated Net Working  Capital" means an amount equal to One Million Three
Hundred Thousand Dollars ($1,300,000).

     "Excluded Records" means any tax analysis and work papers and core corporate records, including Seller's minute books.

     "Hazardous Substances" means asbestos, solvents, pollutants, chemicals, flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials or toxic materials, substances, or wastes, or polychlorinated biphenyls.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended to date.

     "Intellectual Property" means all United States and foreign patents and patent applications (whether utility, design, or plant product), registered and unregistered trademarks, service marks, trade names, logos, brands, business identifiers, private labels, trade dress (including all goodwill and reputation symbolized by any of the foregoing), rights of publicity, processes, industrial designs, inventions, registered and unregistered copyrights and copyright applications, product formulas, know-how, and trade secrets, and all rights with respect to the foregoing, and all other proprietary rights that Seller owns, licenses, or possesses the right to use with respect to the Assets or in the conduct of the Business.



     "Inventory" means all inventory, work in progress, raw materials, finished products, supplies, packaging and shipping containers and materials of Seller
(on-site,  off-site and consigned),  and all rights to customer-owned  inventory
(e.g., regrind material), as of the Closing Date.

     "Knowledge" or "best knowledge" or "known" or the like, when used with respect to Seller, means the actual knowledge of Robert Burt, Tom Clark, Kevin
Bower, Tim Sigley and Dave Gorenc.

     "Material Adverse Effect" means a material adverse effect on the Assets, operations, business, competitive position or financial condition of the Business.

     "Net Working Capital" means Current Assets minus Current Liabilities.

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. ss.651 et seq., as amended.

     "Permitted  Encumbrances"  means  any  encumbrance  set  forth on  Schedule
1.1(b).

     "Permitted Liens" means the liens set forth on Schedule 1.1(c), liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount and being contested in good faith, and liens constituting or securing executory obligations under any lease. Permitted Liens shall also include Permitted Encumbrances.

     "Person" means any  individual,  corporation,  partnership,  joint venture,
association,   limited  liability  company,  joint  stock  company,   trust,  or
unincorporated  association,  or any governmental agency,  officer,  department, commission, board, bureau or instrumentality thereof.

     "Post-Closing Tax Period" means any tax period (or portion thereof) ending after the Closing Date.

     "Pre-Closing Tax Period" means any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "Real Property" means the real property owned by Seller and related to the Business which is located at the locations set forth on Schedule 1.1(d) hereto.

     "Taxes" means all federal, state, local, or foreign taxes (including excise taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, fees, impositions, assessments, or other governmental charges of any nature imposed upon a Person including all taxes or governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.



     "Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any governmental agency, department, commission, board, bureau, or instrumentality in connection with the determination, assessment, collection, or administration of any Taxes.

     1.2 Index of Other Defined Terms. In addition to terms defined above, the following terms shall have the respective meanings given to them in the Sections set forth below:


          Defined Term                                        Section
          ------------                                        -------

          Aggregate Consideration                             3.1
          Agreement                                           Preamble
          APPC                                                Recitals
          Assets                                              2.1
          Assumed Liabilities                                 4
          Basket                                              10.3
          Benefit Plan                                        5.19
          Business                                            Recitals
          Business Employees                                  5.18
          Buyer                                               Preamble
          Cap                                                 10.3
          CERCLA                                              1.1
          Claims                                              10.1
          Closing                                             8.1
          Closing Date                                        8.1
          Closing Date Statement                              3.2
          Contracts                                           5.14
          Code                                                3.3
          Customers                                           5.16
          Disclose                                            7.8
          Disclosure Schedule                                 5.1
          Drop Dead Date                                      11.1
          ERISA                                               5.19
          Excluded Assets                                     2.2
          Financial Information                               5.7
          Information                                         7.8
          Indemnifying Party                                  10.4





          Indemnified Party                                   10.4
          Intellectual Property                               5.26
          Material Adverse Change                             8.2(k)
          Minimum Claim                                       10.3
          Notice of Dispute                                   9.1
          Physical Inventory                                  3.2
          Plan                                                5.19
          Purchase Price                                      3.1
          Section 10.1 Indemnified Parties                    10.1
          Section 10.2 Indemnified Parties                    10.2
          Receivables Basket                                  10.3
          Seller                                              Preamble
          Statement of Objections                             3.2
          Transferred Employees                               7.6
          Vendors                                             5.16


ARTICLE II

TRANSFER OF ASSETS

     2.1 Purchase and Sale of Assets. At the Closing and on the Closing Date, on the terms and conditions set forth herein, Seller shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase from Seller all of the Assets of the Business free and clear of all liens, encumbrances, security interests, options, pledges of any kind whatsoever, except for Permitted Liens and Permitted Encumbrances other than the Excluded Assets and Excluded Records. The assets, properties and rights to be sold by Seller and purchased by Buyer under this Agreement (collectively, the "Assets") are set forth on Schedule 2.1.

     2.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the items set forth on Schedule 2.2 attached hereto (the "Excluded Assets").

     2.3 Instruments of Transfer and Assignment. On the Closing Date Seller shall deliver or cause to be delivered to Buyer duly executed bills of sale, deeds (which, with respect to the Real Property owned by Seller, shall be a limited warranty deed), licenses and such other instruments of transfer and assignment as may be necessary to vest in Buyer, subject to Section 2.4 and the Assumed Liabilities, good and valid title to, and all of Seller's right, title and interest in and to, the Assets, free and clear of all liens, encumbrances, options and pledges of any kind other than Permitted Liens and Permitted Encumbrances and except as noted herein and the Schedules hereto, which bills of sale, deeds, licenses and other instruments of transfer and assignment shall be in form and substance reasonably satisfactory to Buyer.

     2.4 Consents to Assignments. Nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any permit, contract or other agreement to which Seller is a party, if the attempted assignment thereof without the consent of the other party to such permit, contract or other agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder. If any such consent shall not be obtained at or prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect Seller's rights thereunder, Seller shall cooperate in any arrangement Buyer may reasonably request (provided that the payment of money to any party shall not be required) to provide for Buyer the benefits under such permit, contract or other agreement.

     2.5 Subsequent Documentation. At any time and from time to time after the Closing Date, Seller shall, upon the request and expense of Buyer, and Buyer shall, upon the request and expense of Seller, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the sale, conveyance, transfer, assignment, and delivery hereunder of the Assets, the assumption by Buyer of the Assumed Liabilities, the performance by the parties of any of their other respective obligations under this Agreement, and to carry out the purposes and intent of this Agreement.

ARTICLE III

PURCHASE PRICE

     3.1 Consideration, Payment.

     (a) Subject to adjustments provided in Section 3.2, the cash consideration to be paid by Buyer to Seller for the Assets is Thirty Million Dollars ($30,000,000) (the "Purchase Price").

     (b) The Purchase Price shall be paid at Closing in immediately available funds.

     (c) The Purchase Price is in addition to all liabilities and obligations of Seller to be assumed by Buyer pursuant to Article IV. Such Assumed Liabilities, together with the Purchase Price, are collectively referred to as the "Aggregate Consideration".

     3.2 Adjustment.

     (a) Not more than sixty (60) days following the Closing Date, Seller shall deliver to Buyer an unaudited statement as of the Closing Date (the "Closing Date Statement") that sets forth the actual Net Working Capital transferred on the Closing Date and the Assumed Liabilities as of the Closing Date. The Closing Date Statement shall be prepared consistent with generally accepted accounting principles and the accounting methods used to prepare the Financial Information and the line items presented therein.

     (b) During the two days immediately following the Closing Date, representatives of Buyer shall perform an actual physical inventory count and valuation of each item of Inventory (the "Physical Inventory") for purposes of establishing the valuation of Inventory to be used in the calculation of Net Working Capital. The Physical Inventory shall be performed in all respects consistent with Seller's past practices which practices are consistent with generally accepted accounting principles. Representatives of Seller shall be allowed to attend the Physical Inventory and participate in verifying and reviewing the count and valuation of all items. Each party shall bear its own costs and expenses incurred in connection with the Physical Inventory.

     (c) Upon receipt of the Closing Date Statement, Buyer (and at Buyer's expense, its independent certified public accountants) shall be permitted during the succeeding 30 day period to examine, and Seller shall make available, the books and records relied upon by Seller in preparing the Closing Date Statement. As promptly as practicable, and in no event later than the last day of such 30 day period, Buyer shall either inform Seller in writing that the Closing Date Statement is acceptable or object to the Closing Date Statement by delivering to Seller a written statement setting forth a specific description of Buyer's objection to the Closing Date Statement (the "Statement of Objections") and Buyer's calculation of any disputed amounts.

     (d) If Buyer shall fail to deliver a Statement of Objections within such 30 day period, the Closing Date Statement shall be deemed to have been accepted by Buyer. If a Statement of Objections is delivered, Buyer and Seller shall attempt in good faith to resolve any dispute within 30 days after delivery. If Seller and Buyer are unable to resolve the dispute within such 30 days, Buyer and Seller shall engage an accounting firm reasonably acceptable to Buyer and Seller to resolve any unresolved objections. The fees of such firm shall be paid by Seller if Buyer's calculation of disputed amounts as set forth in the Statement of Objections is closer to such accountant's final determination than Sellers' determination, and otherwise such fees shall be paid by Buyer. Such firm's resolution of the dispute shall be conclusive and binding upon the parties and nonappealable and shall not be subject to further review under the dispute resolution provisions of Article IX.

     (e) If Net Working Capital on the Closing Date Statement (after resolution of all disputes related thereto) exceeds Estimated Net Working Capital, Buyer shall pay Seller the difference between Net Working Capital and Estimated Net Working Capital. If Estimated Net Working Capital exceeds Net Working Capital on the Closing Date Statement (after resolution of all disputes related thereto), Seller shall pay Buyer the difference between Estimated Net Working Capital and Net Working Capital. The amount of any payment hereunder shall be increased by an interest factor, equal to the reference rate publicly announced by U.S. Bank (or other major financial institution agreed by the parties) on the Closing Date. Such interest shall accrue from the Closing Date through and including the date such payment is made, with such prime rate being compounded annually. Such payments shall be made in immediately available funds within five (5) days after deemed acceptance of or resolution of disputes related to the Closing Date Statement.

     3.3 Allocation of Consideration. Within 60 days after Closing, Seller and Buyer shall agree upon allocation of the Aggregate Consideration among the Assets. Buyer and Seller shall file, in accordance with Section 1060 of the Internal Revenue Code of 1986 (the "Code") an Asset Allocation Statement on Form 8594 which reflects such allocation with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Aggregate Consideration which differs from such allocation.

ARTICLE IV

ASSUMPTION OF LIABILITIES

     Buyer agrees to assume or discharge the liabilities and obligations of Seller set forth on Schedule 4 (the "Assumed Liabilities") for which Buyer agrees to be solely responsible. Seller shall pay and be responsible for any liabilities or obligations of Seller arising from or relating to the Business which are not Assumed Liabilities. Any payroll-related Assumed Liabilities on the books of Seller at Closing may, at Buyer's option, be paid by Seller (under Seller's tax identification number) and reimbursed to Seller by Buyer on terms reasonably acceptable to Seller; provided that Seller shall reimburse Buyer for any damages suffered by Buyer as a result of Seller's failure to timely and fully pay such Assumed Liabilities, without regard to the Basket.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

     Seller hereby represents and warrants to and agrees with Buyer as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and as of the Closing Date:

     5.1  Disclosure  Schedule.  The  disclosure  schedule  attached  hereto  as
Schedule 5.1 (the "Disclosure Schedule") is divided into sections which correspond to the Sections of this Agreement. Any item on the Disclosure Schedule shall be considered an exception to all representations and warranties even if not specifically cross referenced or referred to herein or therein.

     5.2 Organization; Power. Seller is a corporation duly organized and validly existing under the laws of the State of Indiana. Seller is qualified to do business and is in good standing in each jurisdiction in which the character and location of the Assets or the nature of the Business makes such qualification necessary or the failure to qualify would have a Material Adverse Effect. Seller has the requisite corporate power and authority to own or lease and operate the Assets and conduct the Business and to consummate the transactions contemplated hereby.

     5.3 Articles of Incorporation  and Bylaws.  Seller has furnished Buyer with
(a) its Articles of Incorporation, as amended to date and (b) its Bylaws, as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect.

     5.4 Authorization of Agreement. The execution, delivery and performance of this Agreement by Seller has been duly and effectively authorized by all necessary corporate action of the part of Seller. This Agreement constitutes, and the documents to be executed at Closing, upon execution and delivery thereof, will constitute, valid and binding obligations of Seller enforceable in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

     5.5 No Conflicts. Except as set forth on the Disclosure Schedule, to Seller's knowledge, the execution, delivery and performance of this Agreement by Seller and consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which Seller is subject, (b) violate any judgment, order, writ or decree of any court applicable to Seller, (c) have any Material Adverse Effect on, or be a material violation of, any of the permits, licenses, orders or approvals relating to the Business, or (d) result in a material breach of or conflict with any term, covenant, condition or provision of, result in a material modification or termination of, constitute a material default under, or result in the creation or imposition of any lien, security interest, restriction, charge or encumbrance upon any of the Assets (other than Permitted Liens and the Assumed Liabilities) pursuant to, the Articles of Incorporation or Bylaws of Seller or any commitment, contract or other agreement or instrument to which Seller is a party or by which any of the Assets are or may be bound or affected or from which Seller derives benefits with respect to the Business.

     5.6 Consents and Approvals. Except as set forth on the Disclosure Schedule, no permit, application, notice, transfer, consent, approval, order, qualification, waiver from, or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, and no consent of any third party is required to consummate any of the transactions contemplated hereby.

     5.7 Financial Information. Buyer has been provided with certain financial information of Seller relating to the Business as of and for the years ended December 31, 1998, 1997 and 1996 and for the quarter ended March 28, 1999 which are attached to the Disclosure Schedule (the "Financial Information"). Except as set forth on the Disclosure Schedule, the Financial Information (a) is in accordance with the books and records of Seller, (b) presents fairly in all material respects the operations and financial condition of Seller for the periods and as of the dates indicated and (c) was derived from the consolidated financial statements of Alltrista Corporation which financial statements were prepared in accordance with generally accepted accounting principles.

     5.8 No Undisclosed Liabilities, Claims, Etc. Except as set forth on the Disclosure Schedule, Seller has no outstanding liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to the Business except (i) to the extent reflected or taken into account in determining net worth in the most recent balance sheet for Seller included in the Financial Information and required to be accrued under generally accepted accounting principles consistently applied; (ii) to the extent specifically set forth in or incorporated by express reference in the Disclosure Schedule or any of the other schedules or information attached hereto; (iii) normal liabilities incurred in the ordinary course of business since December 31, 1998; (iv) the Contracts; and
(v) to the extent there would be no Material Adverse Effect. It is expressly agreed that Buyer shall have no claim for breach of the foregoing warranty related to an undisclosed liability which is not assumed by Buyer under Article IV, except as otherwise provided by Article X.

     5.9 Litigation. Except as set forth in the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or, to the best of Seller's knowledge, threatened, against Seller relating to the Business or any of the Assets or with respect to the transactions contemplated by this Agreement. No such claim, action, suit, proceeding, arbitration, investigation or hearing will prevent the closing of this Agreement or the consummation of the transaction contemplated hereby. There are no unsatisfied judgments against Seller relating to the Business or the Assets.

     5.10 Taxes. Except as set forth in the Disclosure Schedule, (a) Seller has prepared and filed, with the appropriate foreign, federal, state and local tax authorities, all income, excise and other Tax Returns required to be filed by it related to the Business as of the date hereof, and Seller has paid all Taxes shown on such returns to be due or which have become due pursuant to any assessments, deficiency notice, 30 day letter or similar notice received by it;
(b) to Seller's knowledge, there are no claims pending or threatened for Taxes against Seller attributable to the Business in excess of the amounts reflected on the books and the Financial Information for such Taxes for Seller; (c) Seller has paid or provided adequate reserves for all Taxes attributable to the Business; (d) no deficiencies on Seller's Tax Returns or reports attributable to or otherwise allocable to the Business known to Seller have been threatened in writing as of the date hereof; and (e) Seller has made all withholding required to be made under all applicable federal, state, local and foreign laws and regulations with respect to compensation paid to employees relating to the Business and amounts withheld have been properly paid over to the appropriate authorities.

     5.11 Accounts Receivable and Accounts Payable.

     (a) All Accounts Receivable reflected on the Financial Information, and to be in existence on the Closing Date, represent sales actually made or leases entered into in the ordinary course of business or valid claims as to which substantial performance has been rendered. Except as set forth in the Disclosure Schedule or to the extent reserved against, no material counterclaims or offsetting claims with respect to the Accounts Receivable are pending or threatened. The listing of Accounts Receivable attached to the Disclosure
Schedule is true and correct (including the aging thereon) as of the date of preparation, and no material change has occurred since the date of preparation, except in the ordinary course of business. All such Accounts Receivable are collectible in the ordinary course of business except to the extent of reserves therefor as of the Closing Date. For purposes of determining collectability, cash received from account debtors without reference to specific invoice shall be applied to the oldest outstanding invoice to such account debtor, unless a bona fide dispute exists with respect to such invoice.

     (b) The accounts payable of Seller relating to the Business and reflected on the Financial Information and to be in existence on the Closing Date arose, or will arise, from bona fide transactions in the ordinary course of business, and all such accounts payable either have been paid, are not yet due and payable under Seller's payment policies and procedures or are being contested by Seller in good faith. The listing of accounts payable attached to the Disclosure
Schedule is true and correct as of the date of preparation, and no material change has occurred since that date, except in the ordinary course of business.

     5.12 Inventory. The Inventory is (a) except to the extent of normal scrap quantities incurred in the production process and except to the extent of reserves therefor in the Financial Information, salable or usable in the normal course of the Business, (b) at levels consistent with the ordinary course of business and consistent with past practices of the Business, and (c) carried on the books of Seller pursuant to the normal inventory valuation policies of Seller, as reflected in the applicable Financial Information.

     5.13 Absence of Certain Changes or Events. Except as set forth on the Disclosure Schedule, since December 31, 1998, Seller has conducted the Business only in the ordinary course and consistent with past practices and Seller has not:

     (a) suffered any uninsured damage, destruction or loss of any of the Assets in excess of Fifty Thousand Dollars ($50,000);

     (b) suffered any change in the financial condition of Seller related to the Business or suffered any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect;

     (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Business except in the ordinary course of business;

     (d) waived any claims or rights of substantial value to Seller related to the Business, except in each case in the ordinary course of business;

     (e) pledged or permitted the imposition of any lien on (other than Permitted Liens and the Assumed Liabilities) or sold, assigned, transferred or otherwise disposed of any of the Assets, except the sale of Inventory in the ordinary course of business;

     (f) made any change in any method of accounting or accounting principle or practice;

     (g) except for de minimus adjustments, written up or down the value of the Inventory or determined as collectible any notes or Accounts Receivable of or arising out of the Business that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in the ordinary course of business and consistent with past practice;

     (h) granted any general increase in the compensation payable or to become payable to the employees associated with the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or any special increase in the compensation payable or to become payable to any such employee, or made any bonus payments to any such employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice;

     (i) entered into any employment agreements with any employees associated with the Business, except in the ordinary course of business;

     (j) sold, encumbered, assigned or transferred any of the Assets except in the normal course of business;

     (k) executed or suffered any amendment, cancellation, or termination of any contract, license, or other instrument material to the Business;

     (l) failed to repay any material obligation, except where such failure would not have a Material Adverse Effect;

     (m) failed to operate the Business in the ordinary course or to preserve the Business intact, to keep available to Buyer the services of the employees of Seller related to the Business and, to the extent associated with the Business to preserve for Buyer the goodwill of Seller's suppliers, customers, and other having business relations with it, except where such failure would not have a Material Adverse Effect;

     (n) made individual capital commitments on behalf of or relating to the Business in excess of Fifty Thousand Dollars ($50,000);

     (o) failed to maintain accounts receivable, inventory, accounts payable and other tangible capital accounts relating to the Business; or

     (p) agreed, whether in writing or otherwise, to take any action described in this Section 5.13.

     5.14 Contracts and Commitments. The Disclosure Schedule lists all of the following which relate to the Assets, the Business and/or the employees of Seller employed in connection with the Business (collectively, the "Contracts"):

     (a) employment, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, stock purchase or stock option plans and agreements with any employees, directors, agents or affiliates, excluding agreements terminable by Seller on not more than 30 days' notice without liability or penalty;

     (b) contracts, agreements, and commitments relating to any joint venture, partnership, strategic alliance, or sharing of profits or losses with any person;

     (c) contracts, agreements, and commitments containing covenants purporting to limit the freedom of Seller or any of their employees to compete in any business or in any geographic area;

     (d) contracts, agreements, and commitments requiring payments or distributions to any director or employee of Seller, any sales agent, manufacturer's representative, distributor or similar agent, or any relative or affiliate of any such person;

     (e) contracts, agreements, and commitments not disclosed on any other Schedule to this Agreement and which involve or may involve the payment or receipt by Seller (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services, or otherwise) of more than $25,000 per year or $75,000 over the initial term thereof, or are otherwise material to the Business; and

     (f) contracts not made in the ordinary course of business.

     Seller has made true and correct copies of the Contracts available to Buyer.

     5.15 OSHA, Environmental. (a) Except as set forth on the Disclosure Schedule, Seller has not received any written notice from a governmental authority that the Business or Assets have not been in the preceding three fiscal years or are presently not in compliance in any material respect with OSHA and any applicable state provisions, and to the knowledge of Seller, the Assets and operations of Seller related to the Business are in material compliance with OSHA and any similar or related applicable state law provisions.

     (b) To Seller's knowledge, except as set forth on the Disclosure Schedule:

          (i) Seller has not deposited or caused to be deposited, on, under or about any Real Property, including without limitation into the ambient air, surface water, groundwater, land surface, or subsurface strata, any Hazardous Substances, except in material compliance with Environmental Laws;

          (ii) Seller has not used any Real Property to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances, except in compliance, in all material respects, with applicable Environmental Laws;

          (iii) With respect to the Business, Seller has obtained all required registrations, permits, licenses, and other authorizations which are required under federal, state and local laws and regulations relating to pollution or protection of the environment, including, but not limited to, all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

          (iv) With respect to the Business, Seller is in compliance in all material respects with all terms and conditions of required registrations, permits, licenses and authorizations and is also in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

          (v) There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened with respect to the Business relating in any way to (a) the violation of Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder, or (b) the release into the environment of any Hazardous Substances, whether or not occurring at or on a site owned, leased or operated by Seller relating to the Business;

          (vi) With respect to the Business, Seller has timely filed all reports, obtained all required approvals, generated and maintained all required data, documentation and records required by the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder.

     5.16 Customers and Vendors. The Disclosure Schedule sets forth correct and complete lists of the customers of the Business which resulted in revenues during the most recently completed fiscal year in excess of One Hundred Thousand Dollars ($100,000) ("Customers") and vendors ("Vendors") of the Business during the most recently completed fiscal year which resulted in expenditures by Seller in such fiscal year in excess of One Hundred Thousand Dollars ($100,000). Since December 31, 1998, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by Seller.

     5.17 Books and Records. The books of account and other financial and corporate records of Seller related to the Accounts Receivable, Inventory, other current assets, fixed assets, accounts payable and other current liabilities of Seller relating to the Business are in all material respects substantially complete and correct and are maintained in accordance with good business practices.

     5.18 Employment Matters. (a) Except as provided in Section 5.18(a) of the Disclosure Schedule, Seller is in material compliance with all laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to employees of Seller relating to the Business. With respect to the employees of Seller relating to the Business ("Business Employees"), Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of, and other payments to such Business Employees and any former Business Employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any taxes or penalties for failure to comply with any of the foregoing.

     (b) Except as set forth in Section 5.18(b) of the Disclosure Schedule, to Seller's knowledge, there are no pending demands for recognition of a union as collective bargaining agent for all or any part of Business Employees and no labor representation questions exist with respect to such Business Employees. Except as set forth in Section 5.18(b) of the Disclosure Schedule, Seller is not and has never been a party to any collective bargaining or other labor agreement, and there is no unfair labor practice charge or complaint relating to the Business against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any other comparable authority. There is no labor strike, dispute, slowdown, or stoppage actually pending or, to the knowledge of Seller, threatened in writing against or involving Seller; no attempt to organize the Business Employees has been made or, to Seller's knowledge, proposed in the last five years; no grievance or arbitration which might have a Material Adverse Effect on Seller or the Business is pending and, to the knowledge of Seller, no such grievance or claim for arbitration is threatened; to Seller's knowledge, there is no basis for such grievances or arbitration; no private agreement restricts Seller from relocating, closing, or terminating any of its operations or facilities; and Seller has not in the past five years experienced any work stoppage or other labor difficulty or committed any unfair labor practice related to the Business.

     (c) No current or former Business Employee has a formal or informal claim against Seller, which is currently pending, on account of or for:

          (i) overtime pay, other than overtime pay for the current payroll period;

          (ii) wages or salary for any period other than the current payroll period;

          (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned with respect to the current fiscal year;

          (iv) any violation of any law relating to minimum wages or maximum hours of work and;

          (v) violation of any federal, state or local anti-discrimination statute, breach of the terms of employment or wrongful discharge, whether arising under any contract or statute, or any tort.

     (d) Except as set forth in Schedule 5.18(d), Seller has no outstanding commitment or agreement to effect any general wage or salary increase for any Business Employees, has not increased the salary or wages of any such Business Employees since March 28, 1999, and has no plan or outstanding commitment to implement or amend any Benefit Plan.

     (e) Except for persons hired on a short-term, temporary basis, none of the Business Employees is provided to the Seller under contract with a third party (except workers made available under contracts disclosed in Schedule 5.18(e)).

     (f) With respect to the Business Employees, except as indicated in Schedule 5.19(f), Seller has fully implemented any orders or consent decrees remedying any violation in any material respect of the Americans with Disabilities Act of 1990 or any law, regulation or order relating to employment discrimination or occupational safety, and Seller has not received any unresolved complaint from any Federal or state agency or regulatory body alleging violations of any such laws or regulations.

     (g) Seller has not entered into any contract with any employee or made any oral or written representation, direct or implied, which would require Buyer to provide post-retirement medical benefits or post-retirement life insurance benefits.

     5.19 Employee Benefits Plans. (a) Each employee pension benefit plan (as defined in Section 3(2) of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Seller under which any benefits have been provided to any Business Employee and that is intended to be a tax qualified plan under Section 401(a) of the Code (the "Plan") has been and is being operated in accordance with the documents and instruments governing such Plan, and such documents and instruments are consistent with those provisions of ERISA and the regulations adopted pursuant thereto which are effective and operative as of the date of this Agreement, except to the extent that such documents and instruments have not yet been amended for certain changes in laws and regulations. To the best of Seller's knowledge, no Plan has incurred any material accumulated funding deficiency within the meaning of Section 302 of ERISA, whether or not waived, and Seller has not incurred any material liability with respect to the Plan that is not reflected in the Financial Information in accordance with generally accepted accounting principles. To the best of Seller's knowledge, no Plan nor any trust created thereunder nor any trustee or administrator thereof has engaged in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exception is not available. Seller shall make all required Contributions to each Plan within the period required by ERISA and the Code.

     (b) Section 5.19(b) of the Disclosure Schedule contains a list of each Plan, "employee welfare benefit plan" (as defined in Section 3(1)of ERISA), pension plan, stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement currently maintained, contributed to or required to be maintained or contributed to by Seller for the benefit of any present Business Employees and their dependents (all the foregoing being herein called "Benefit Plans"). Seller has delivered or made available to Buyer true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and
(2) the most recent summary plan description for each Benefit Plan (if any such description was required).

     (c) Each Benefit Plan has been operated and is being operated in material compliance with all applicable requirements of the Code and ERISA, and in accordance with the documents and instruments governing such Benefit Plan, except to the extent that such documents and instruments have not yet been amended for certain changes in laws and regulations, which amendments are not yet legally required.

     (d) Buyer will not at any time, by reason of transactions contemplated by this Agreement, incur and liability pursuant to Title IV of ERISA or any liability under any Benefit Plan maintained by Seller for Business Employees.

     5.20 Employees. Section 5.20 of the Disclosure Schedule sets forth a complete and accurate list of all Business Employees as of the date set forth therein, showing for each: name, hire date, current job title or description, current salary level or wage rate and any bonus, commission or other remuneration paid during the most recently completed fiscal year. Except as set forth on Section 5.20 of the Disclosure Schedule, as of the date hereof none of the Business Employees is currently on short-term or long-term disability, absence, maternity or other leave of absence.

     5.21 Finder. There is no person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller.

     5.22 Sufficiency of Assets. Except as otherwise provided in this Agreement or the Disclosure Schedule and except for the Excluded Assets and any consent to assignment of a contract, license or permit, which is not received prior to Closing, the Assets to be transferred by Seller at the Closing Date will include all of the assets associated with the Business, including fixed assets, intangible assets, licenses, permits, contracts and rights that relate to, arise from, are used or held by Seller in the operation of the Business as presently conducted.

     5.23 Governmental Authorizations. Seller has all licenses, permits or other authorizations from governmental, regulatory or administrative agencies or authorities required for the operation of the Business in the manner presently conducted, each of which will be in full force and effect on the Closing Date except to the extent failure to obtain any such license does not have a Material Adverse Effect.

     5.24 Compliance with Applicable Laws. Except as set forth in the Disclosure Schedule, Seller has been for the prior fiscal year, is, and on the Closing Date will continue to be, in compliance with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) having jurisdiction over, applicable to or otherwise concerning the Business, Assets, and the products and employees of Seller related to the Business, except to the extent any non-compliance would not have a Material Adverse Effect.

     5.25 Title to Assets, Absence of Liens and Encumbrances, Etc.

     (a) Schedule 2.1 contains a summary description of all of Seller's material fixed assets (other than the Real Property and the Excluded Assets). As of the Closing Date and except for the Assumed Liabilities and subject to Section 2.4, Seller will own all right, title and interest in and to its Assets, free and clear of all liens, encumbrances, security interests, options and pledges, other than Permitted Liens.

     (b) The leases and other agreements or instruments included in the Contracts, under which Seller holds, leases or is entitled to the use of any personal property used in the Business, are in full force and effect and all rentals, or other payments payable thereunder prior to the date hereof have been duly paid, and Seller enjoys peaceable and undisturbed possession under all such leases.

     5.26 Intellectual Property. The Disclosure Schedule lists all United States and foreign (a) registered patents and patent applications used in the Business,
(b) registered trademarks and service marks used in the Business and (c) registered copyrights used in the Business (the "Intellectual Property"). Except as set forth in Section 5.26 of the Disclosure Schedule, to Seller's knowledge, all Intellectual Property material to the Business is owned by Seller, free and clear of all Liens, and is in good standing, is duly authorized, valid, issued and enforceable, has not been canceled, and is not known by Seller to be the subject of any challenge. Except as disclosed in Section 5.26 of the Disclosure Schedule, (x) there are no licenses now outstanding or other rights granted to third parties under any Intellectual Property, and (y) Seller is not a party to any agreement or understanding with respect to any Intellectual Property. Except as disclosed in Section 5.26 of the Disclosure Schedule, there are no material unresolved claims made, and there has not been communicated to Seller the threat of any such claim, that any of the Intellectual Property or activities of Seller in connection with the Intellectual Property constitutes unfair competition or is in violation or infringement of any patent, trademark, trade name, service mark, trade dress, right of publication, copyright, or registration therefor, of any other person or entity. All filings or recordations necessary or appropriate to protect the interests of Seller in any Intellectual Property have been duly made and are in full force and effect.

     5.27 Real Property.

     (a) Except as set forth on the Disclosure Schedule, to Seller's knowledge, there are no physical or mechanical defects in any of the improvements on the Real Property which would materially impair the intended use of the Real Property, and all such improvements are in good operating condition and repair (subject to normal wear and tear);

     (b) Seller is the sole owner of good, marketable and insurable fee simple title to the Real Property free and clear of all liens, security interests, covenants, conditions, rights-of-way, easements and encumbrances of any kind or character whatsoever, subject only to the Permitted Encumbrances and the Assumed Liabilities as noted in the Schedules hereto. Seller is the sole owner of good, marketable and insurable fee simple title to the Real Property;

     (c) Seller has not committed or obligated itself in any manner whatsoever to sell the Real Property, or any interest therein or any portion thereof, to any party other than Buyer. Except with respect to Permitted Encumbrances and Permitted Liens, Seller has not hypothecated or assigned any rents or income from the Real Property, or any portion thereof, in any manner except pursuant to secured financing to be assumed or discharged at Closing.

     5.28 Personal Property. (a) Seller has a legal, valid and binding leasehold interest in all leased personal property used by it in the Business.

     (b) Except as set forth in the Disclosure Schedule, to Seller's knowledge, all material tangible personal properties and assets of Seller which are used by it in the Business are in all material respects structurally sound and are in operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are put, except for such required routine replacement, maintenance and repair, which, if not performed, could not reasonably be expected to have a Material Adverse Effect on the Business and except for routine replacements.

     5.29 Year 2000 Compliance. Except as set forth on the Disclosure Schedule, the equipment, software, manufacturing systems and information systems of the Business are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect. "Year 2000 Compliant" means that applicable equipment, software, manufacturing systems and information systems are able to:

          (i) handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

          (ii) function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

          (iii) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and

          (iv) store and provide output of date information in ways that are unambiguous as to century.

Seller has either undertaken or is undertaking a study of vendors and customers of the Business to determine whether their potential Year 2000 Compliance problems will have a Material Adverse Effect. Seller has no knowledge that the effect of Year 2000 issues on the Business is likely to be materially different or more severe than the effect of such issues on manufacturing businesses generally.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

     Buyer hereby represents, warrants and covenants to and agrees with Seller as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and as of the Closing Date:

     6.1 Organization, Etc. Buyer is a corporation duly organized and validly existing under the laws of its state of incorporation. Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

     6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and the documents to be executed at Closing, upon execution and delivery thereof, will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

     6.3 Approvals. Except for filings under the HSR Act, no permit, application, notice, transfer, consent, approval, order, qualification, waiver from or authorization of or declaration, filing or registration with any governmental authority is necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, and no consent of any third party is required to consummate any of the transactions contemplated hereby.

     6.4 Finder. There is no person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Buyer.

     6.5 No Conflicts. The execution, delivery and performance of this Agreement by Buyer and consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which Buyer is subject, (b) violate any judgment, order, writ or decree of any court applicable to Buyer, or (c) result in the material breach of or conflict with any term, covenant, condition or provision of, result in the material modification or termination of, constitute a material default under, or result in the creation or imposition of any lien, security interest, restriction, charge or encumbrance upon any of the assets of Buyer pursuant to the Articles of Incorporation or Bylaws of Buyer, or any commitment, contract or other agreement or instrument to which Buyer is a party or by which any of the Assets is or may be bound or affected or from which Buyer derives benefit.

     6.6 Projections. In connection with Buyer's investigation of the Business, Buyer has received from Seller certain estimates, projections, forecasts, plans, budgets and pro-forma information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, budgets and pro-forma information, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, budgets and pro-forma information furnished to it and that Buyer will not assert any claims against Seller or its subsidiaries or affiliates or any of their respective directors, officers, employees, agents or representatives or hold any of them liable in connection with such estimates, projections, forecasts, plans, budgets and pro forma information.

     6.7 Financial Condition. Buyer has the liquidity and financial condition to consummate the transaction without any financing (except for any financing or commitments in place as of the date hereof) and knows of no reason why it cannot timely consummate the transactions contemplated herein prior to the time set forth in the first sentence of Section 8.1.

ARTICLE VII

COVENANTS OF THE PARTIES

     7.1 Operation Of Business Prior To Closing. Between the date hereof and the earlier of the termination of this Agreement pursuant to Article XI hereof or the Closing Date:

     (a) Negative Covenants. Seller covenants and agrees with Buyer that, except
(1) as contemplated by this Agreement, or (2) with the prior written consent of Buyer, it shall not do any of the following with respect to the Business and the Assets other than in the ordinary course of business:

          (i) sell or otherwise dispose of any material Assets, cancel any debts or claims involving any person related to the Business or Assets, or pledge, assign or otherwise convey, or cause any lien to be placed upon any Asset other than Permitted Liens or the Assumed Liabilities;

          (ii) amend its Articles of Incorporation or Bylaws in any way that could reasonably be expected to have a Material Adverse Effect either on the Business and the Assets or on the prospects for consummating the transactions contemplated by this Agreement;

          (iii) permit its corporate existence or any permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to have a Material Adverse Effect;

          (iv) amend or terminate any material Contract;

          (v) except as would not be material, allow any insurance policy relating to the Business or any Asset to be amended or terminated without replacing such policy with a policy providing substantially equivalent coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company; and

          (vi) except as would not be material or except pursuant to any agreements disclosed in the Disclosure Schedule or for normal salary adjustments consistent with past practice, increase any benefits payable, enact any termination pay policies or enter into any employment agreements with any employee of the Business.

     (b) Affirmative Covenants. Seller shall use all reasonable efforts, in the ordinary course of business, to:

          (i) operate the Business in the normal course and maintain its assets and properties used in the Business, reasonable wear and tear, damage by fire and other casualty excepted;

          (ii) comply in all respects with all applicable laws affecting the Business, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect;

          (iii) pay accounts payable of the Business in accordance with its past practice;

          (iv) preserve its relationships with customers of and suppliers to the Business and others having business relations with the Business; and

          (v) promptly following the Closing, request third parties who received confidential information in connection with the sale of the Business to destroy such information and certify in writing that such information has been destroyed.

     7.2 Approvals, Consents, Etc. Each party shall use its reasonable efforts to consummate the transactions contemplated hereby prior to the time set forth in Section 8.1 and to obtain in writing prior to the Closing Date all Closing Approvals in order to effectuate the transactions contemplated hereby and to assume the Assumed Liabilities and shall deliver to the other party copies of such approvals and consents in form and substance reasonably satisfactory to the other party. Buyer and Seller shall proceed diligently and in good faith to make and coordinate filings under the HSR Act as promptly as practicable and to the extent feasible shall make such filings on the same date and each of Buyer and Seller shall request early termination of the waiting period.

     7.3 Access Prior to Closing. Prior to the Closing Date (or if earlier, the date this Agreement is terminated), and except as set forth in Section 7.8, Seller shall provide Buyer and its representatives with reasonable access to, and will make available for inspection and review, all properties, books, records and accounts, and with prior approval of Seller, personnel, of Seller relating to the Business in order that Buyer may have a reasonable opportunity to make such investigation as it shall desire to make of the Business during normal business hours.

     7.4 Seller's Employees, Retirement Benefits. Prior to the Closing Date, Buyer may, but shall not be required to, offer employment to the Business Employees listed on Section 5.20 of the Disclosure Schedule effective as of the Closing Date. Seller shall make reasonable efforts to assist Buyer to secure the employment of such Business Employees. The terms of employment with Buyer of such Business Employees who accept employment with Buyer ("Transferred Employees") shall provide for compensation and benefits comparable to similarly situated employees of Buyer; provided, however, that the compensation of Transferred Employees for their employment with Buyer shall not be less than their basic compensation or basic hourly rate of pay with Seller as of the day immediately preceding the Closing Date. Buyer shall amend its Benefit Plans to provide that Transferred Employees shall receive service credit under such Benefit Plans, for purposes of eligibility and vesting, for periods of employment with Seller. Nothing in this Section 7.4 shall prohibit Buyer from terminating the employment of a Transferred Employee at any time after the Closing.

     7.5 Access After the Closing. Seller shall afford Buyer reasonable access to the Excluded Assets and Excluded Records (including related computers and computer records) or core corporate records retained by Seller if necessary to operate the Business and Buyer shall afford Seller reasonable access to records acquired hereunder and to the Transferred Employees to the extent necessary for Seller to operate its business, to prepare its tax returns and to prepare the Closing Date Statement. After the Closing Buyer shall afford Seller reasonable access to any records acquired hereunder for legitimate business purposes.

     7.6 Taxes. (a) Payment; Filing Returns. Seller shall pay all state and local sales, transfer, excise, value-added, or other similar taxes (including without limitation, all state and local taxes in connection with the transfer of the Real Property) and any deficiency, interest, or penalty asserted with respect thereto, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment, or delivery by Seller of the Assets. Seller shall be responsible for the preparation and filing of all required Tax Returns and (except for Taxes assumed by Buyer hereunder) shall be liable for the payment of any and all Taxes relating to all periods through the Closing Date (including all Taxes resulting from the sale and transfer by Seller of Assets hereunder).

     (b) Cooperation. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Assets, the Assumed Liabilities and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 7.6. Each of Seller and Buyer shall preserve until the fifth anniversary of the Closing Date all records possessed by such party after the Closing relating to any of the Assets, Assumed Liabilities or the Business. The parties shall cooperate with each other to retain records for a longer period if reasonably requested by either of them. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, the parties shall provide access to each other and their respective attorneys, accountants, and other representatives, at the expense of the requesting party, to such files and records as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any such return, filing, audit, protest, claim, suit, inquiry, or other proceeding.

     (c) Allocations. All property taxes levied with respect to the Real Property and any personal property included in the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Utility payments shall also be allocated among Buyer and Seller based on the portion of the relevant period that such person occupied the property. Within a reasonable period after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.6, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement. Buyer and Seller shall cooperate prior to the Closing to agree on mutually acceptable allocations with respect to any other cost typically allocated in connection with similar real property closings.

     7.7 No Solicitation. From the date hereof until the Closing Date or the date this Agreement is terminated pursuant to Article XI and except with respect to the permitted disposition of assets in the ordinary course of business,
Seller  shall  not,  and  shall  ensure  that each of its  directors,  officers, consultants, counsel, accountants, investment advisors and other such representatives and agents shall not, solicit or entertain offers from, negotiate with, or enter into any agreement with, any third party relating to the acquisition of any of the Assets, in whole or in part other than dispositions of Inventory in the ordinary course of business.

     7.8 Confidentiality. (a) Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto or the Assets or the Business with respect to the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (who shall be bound by this Section 7.8), except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party;
(iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

     7.9 Reassignment of Uncollected Receivables. Buyer shall attempt to collect all Accounts Receivable for a period of 120 days after the Closing Date. Collection efforts during this period shall be consistent with Seller's past collection practices. All collections during the period which are not designated for application to a particular invoice shall be applied to the oldest invoice first. At the end of such period, Buyer may reassign to Seller, without recourse, any uncollected Accounts Receivable. If the provision for bad debts on the Closing Date Statement is less than the amount of Accounts Receivable so reassigned to Seller, the Purchase Price shall be reduced by the amount of the difference, and if the provision for bad debts on the Closing Date Statement exceeds the amount of Accounts Receivable so reassigned to Seller, the Purchase Price shall be increased by the amount of such difference; provided, that in either case no change in the Purchase Price shall be made if the difference is less than $75,000. The amount of any such change in the Purchase Price shall be paid to Buyer or Seller, as the case may be, upon demand.

     7.10 Covenant Not to Compete.

     (a) Seller hereby agrees that for a period of five years after the Closing Date, it will not, directly or indirectly, as a partner, joint venturer, employer, consultant, shareholder, manager, principal, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, limited liability company or partnership form or otherwise, which engages in the Business or is substantially similar to the Business as carried on at the time of this Agreement or at Closing in any geographic area in which the Business has sold its products within the two years prior to the Closing Date; provided, however, that Seller may (i) continue to own and/or sell or otherwise dispose of the Excluded Assets. The parties hereto specifically acknowledge and agree that a remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage, provided, however, that nothing herein shall be construed to prevent Seller for holding collectively not more than five percent of the shares in any company whose shares are quoted on any stock exchange, even though that company carries on the activities conducted by the Business.

     (b) From and after the Closing Date and until the fifth anniversary of the Closing, Seller will maintain in secrecy all Confidential Information using the same safeguards as customarily used to protect confidential information of a similar character, but at least using reasonable care. Seller will not use or disclose in any manner to any third party any Confidential Information without the express prior written consent of Buyer unless or until the Confidential Information is: (i) publicly available or otherwise in the public domain or (ii) disclosed by Seller without restriction pursuant to judicial action, or government regulations or other requirements provided the Seller has given notice to Buyer of any such requirement of disclosure and cooperates with Buyer if it elects to pursue legal means to contest and avoid the disclosure.

     (c) Seller acknowledges and agrees that in view of the nature of the Business and the Assets and the business objectives of Buyer in acquiring them and the consideration paid to Seller therefor, the territorial and time limitations contained in this Section 7.10 are reasonable and properly required for the adequate protection of Buyer. The parties intend for the covenants of this Section 7.10 to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any of such covenants to be unenforceable or invalid, the parties authorize such court to reform (i) the unenforceable or invalid provisions and to impose such restrictions as reformed and (ii) the remaining provisions that it deems reasonable.

ARTICLE VIII

CLOSING

     8.1 Closing. The closing (the "Closing") of the transactions contemplated hereby shall occur five (5) business days after the conditions to closing in this Article VIII have been met. The parties will endeavor to cause the Closing to occur no later than May 28, 1999. The Closing will be held at the offices of Ice Miller Donadio & Ryan, Indianapolis, Indiana at 10:00 a.m. (local time) or at such other time and place as the parties mutually agree. The date upon which the Closing occurs is referred to herein as the "Closing Date" and the effective time of the Closing shall be 11:59 p.m., Indianapolis time, on the Closing Date.

     8.2 Buyer's Conditions to Closing. The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which conditions may be waived by Buyer in its sole discretion:

     (a) Accuracy of Representations, Warranties and Agreements. The representations and warranties made by Seller herein shall be true and correct on the date of this Agreement and at the Closing Date with the same effect as though made at such time (except to the extent Buyer shall waive the same). Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of an officer dated the Closing Date certifying to such compliance and completion.

     (b) Consents and Approvals. Buyer shall have received all Closing Approvals in form and substance reasonably satisfactory to Buyer. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

     (c) Transfer Documents. Seller shall have executed and delivered a bill of sale and deeds conveying the Assets to Buyer in form reasonably satisfactory to Buyer and its counsel and any other instrument required by Section 1.3 including assignments of contracts and leases free and clear of all encumbrances other than Permitted Liens, the Assumed Liabilities and other encumbrances noted in the Schedules and Exhibits hereto.

     (d) Motor Vehicles. Seller shall have executed and delivered certificates of title and assignments thereof for all motor vehicles transferred to Buyer as part of the Assets.

     (e) Assets. Seller shall have delivered a list of the Inventory, Accounts Receivable and fixed assets as of the close of business on a date as close as practicable to the Closing Date, which list shall be reasonably satisfactory to Buyer.

     (f) Litigation. No temporary restraining order, preliminary or permanent injunction, or cease and desist order, issued by any court or governmental authority preventing the transfers contemplated hereby or the consummation of the Closing, shall be in effect at the Closing Date, and no proceeding by any court or governmental authority seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing shall be pending or threatened on the Closing Date, except for such proceedings which, if concluded successfully in such court or by such governmental authority, could not reasonably be expected to have a Material Adverse Effect.

     (g) Secretary's Certificate. Buyer shall have received a certificate of the Secretary of Seller with respect to the resolutions adopted by Seller approving this Agreement and the transactions contemplated hereby.

     (h) Certificates of Existence. Buyer shall have received a certificate dated within five (5) days before the Closing Date from the office of the Secretary of State of the state of incorporation of Seller certifying that Seller is duly incorporated and validly existing under the laws of its state of incorporation.

     (i) Opinion of Counsel to Seller. Buyer shall have received the opinion of Ice Miller Donadio & Ryan dated the Closing Date, in the form set forth in
Exhibit 8.2(i).

     (j) Title Insurance. A commitment for an Owners Policy of Title Insurance on an ALTA standard form shall have been issued to Buyer with respect to the Real Property, at Seller's expense, in such face amounts as shall be agreed upon by Buyer and Seller prior to the Closing Date.

     (k) No Material Adverse Change. There shall not have been a material adverse change in the condition of the Assets, operations, business, competitive position or financial condition of Seller since the date of this Agreement ("Material Adverse Change").

     (l) Schedules. Any material Schedule supplements, amendments or corrections delivered by Seller shall be reasonably acceptable to Buyer; provided, that any such Schedule shall be deemed acceptable to Buyer unless Buyer notifies Seller of its objection within five days after delivery of any such Schedule or by the completion of Closing, whichever occurs first, and provided further that no supplement, amendment or correction shall be deemed material hereunder unless the matter thereby disclosed could be reasonably expected to have a Material Adverse Effect.

     8.3 Seller's Conditions to Closing. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived by Seller in its sole discretion:

     (a) Accuracy of Representations, Warranties and Agreements. The representations, warranties and agreements of Buyer herein shall be true and correct on the date of this Agreement and at the Closing Date (except to the extent Seller waives the same); Buyer shall have performed and complied with all agreements, covenants, and conditions to be performed or complied with by it in all material respects at or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of an officer dated the Closing Date certifying to such compliance and completion.

     (b) Consents and Approvals. Seller shall have received the Closing Approvals all in form and substance reasonably satisfactory to Seller. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

     (c) Litigation. No temporary restraining order, preliminary or permanent injunction, or cease and desist order, issued by any court or governmental authority preventing the transfers contemplated hereby or the consummation of the Closing, shall be in effect at the Closing Date, and no proceeding by any court or governmental authority seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing shall be pending or threatened on the Closing Date, except for such proceedings which, if concluded successfully in such court or by such governmental authority, could not reasonably be expected to have a Material Adverse Effect.

     (d) Secretary's Certificate. Seller shall have received a certificate of the Secretary of Buyer with respect to the resolutions adopted by Buyer approving this Agreement and the transactions contemplated hereby.

     (e) Opinion of Counsel to Buyer. Seller shall have received the opinion of Armstrong Teasdale, LLP, counsel to Buyer, dated at the Closing Date, in the form set forth in Exhibit 8.3(e) attached hereto.

     (f) Purchase Price. The Purchase Price shall have been paid by wire transfer in accordance with Section 3.1.

     (g) Assumption Agreement. The parties shall have entered into an assumption agreement, pursuant to which Buyer will assume all obligations of Seller under the Assumed Liabilities in a form reasonably acceptable to Seller.

ARTICLE IX

DISPUTE RESOLUTION

     9.1 Initial Meeting. In the event that there is a dispute arising out of or relating to this Agreement (other than a dispute to be resolved pursuant to Section 3.2) the parties shall attempt in good faith to resolve such disputes promptly by negotiation between the parties. Any party may give the other parties written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within ten (10) days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this Section 9.1.

     9.2 Mediation. If the dispute has not been resolved by negotiation within thirty (30) days of the delivery of a Notice of Dispute, or if the parties have failed to meet within ten (10) days of the Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties shall agree upon a mediator or, if they cannot agree upon a mediator, a mediator selected by Seller, a mediator selected by Buyer and a third mediator selected by those just selected by Buyer and Seller. Expenses of mediation shall be divided equally between Seller and Buyer.

     9.3 Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement or any agreement or document in connection therewith, the breach, termination or validity thereof, or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section or the selection of arbitrators but excluding any dispute to be resolved pursuant to Section 3.2) if not settled by negotiation or mediation as provided in Section 9.1 and Section 9.2 shall be settled by arbitration in Indianapolis, Indiana, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by an independent and impartial arbitrator mutually acceptable to Seller and Buyer, or, if they cannot agree upon an arbitrator, an independent and impartial arbitrator selected by Seller, an independent and impartial arbitrator selected by Buyer and a third independent and impartial arbitrator selected by those just selected by Buyer and Seller. Any party may initiate arbitration from and after 60 days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation or mediation. Except as otherwise provided herein, the arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

     The arbitrator shall be bound to follow the laws of the State of Indiana and the Federal laws of the United States of America. The arbitrators may not award damages in excess of compensatory damages.

     9.4 Discovery. Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the initiation of arbitration.

     9.5 Expeditious Proceedings. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five
(5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 9.5 shall not be a basis for challenging the award.

     9.6 Attorneys' Fees. The arbitrators may instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party, but only for the prevailing party that shall have complied with the provisions of Sections 9.1 and Section 9.2 above. In the absence of such instruction, Seller and Buyer shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

     9.7 Enforcement of Awards. Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder may be brought in a court of competent jurisdiction (either state or federal) in Indianapolis, Indiana and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Either party may appeal the award on the basis that the arbitrators failed to follow the laws or procedures set forth in Section 9.3.

     9.8 Equitable Relief. Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this Article IX.

ARTICLE X

INDEMNIFICATION

     10.1 Indemnification by Seller. Seller covenants and agrees with Buyer that it shall indemnify Buyer and its directors and officers, and their successors, assigns, heirs and legal representatives ("Section 10.1 Indemnified Parties") and hold them harmless from, against and in respect of any and all costs, losses, claims, contribution claims, liabilities, fines, penalties, damages, response costs, remedial action costs, clean-up costs and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (hereinafter referred to as "Claims") arising out of or with respect to:

     (a) any liabilities or obligations of Seller arising prior to the Closing Date other than the Assumed Liabilities; and

     (b) any breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or in any certificate executed and delivered by Seller pursuant hereto.

     10.2 Indemnification by Buyer. Buyer hereby covenants and agrees with Seller that it shall indemnify Seller and each of Seller's directors, officers, and successors, heirs and legal representatives ("Section 10.2 Indemnified Parties"), and hold them harmless from, against and in respect of any and all Claims, arising out of or with respect to:

     (a) the operation of the Business or the Assets by Buyer or its successors, assigns or transferees on and following the Closing Date;

     (b) Buyer's assuming and agreeing to pay, perform and discharge the obligations of Seller related to future performance to be discharged or performed after the Closing Date under the Assumed Liabilities; and

     (c) any breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or in any other certificate executed and delivered by Buyer pursuant hereto.

     10.3 Limits. (a) No claim for indemnification may be made by any party hereto except to the extent the aggregate amount of such Claims by such party exceed Three Hundred Fifty Thousand Dollars ($350,000) (the "Basket") (and then only to the extent that such claims exceed the Basket). In addition, no claim for indemnification shall be made for any item that is less than Five Thousand Dollars ($5,000) ("Minimum Claim"), but all such claims shall be considered Claims for purposes of calculating the Basket. The Basket shall not apply to any monies due to be paid under Sections 3.2 or 7.9 or to any failure of Buyer to pay the Assumed Liabilities.

     (b) The aggregate Claims indemnified against shall not exceed Three Million Dollars ($3,000,000) (the "Cap"). The Cap shall not apply to (i) any Claim by the Section 10.2 Indemnified Parties for indemnification from Buyer with respect to Buyer's failure to timely perform and discharge the Assumed Liabilities and
(ii) any payment or indemnification due the Section 10.2 Indemnified Parties or the Section 10.1 Indemnified Parties pursuant to Sections 3.2 or 7.9.

     (c) No claim for indemnification shall be made (i) by either party for indirect, special, consequential or punitive damages, (ii) by the Section 10.1 Indemnified Parties for any breach of any representation, warranty or covenant of this Agreement by Seller of which Buyer has knowledge prior to the Closing as a result of its due diligence investigation or otherwise or (iii) with respect to any matter set forth in Section 12.2, beyond the time period set forth in such Section.

     (d) It is recognized that the Purchase Price payable hereunder has been determined, in part, based on a multiple of earnings. Notwithstanding the foregoing, no claim for an indemnity payment hereunder shall be made based on a multiple of damages incurred, whether such claim relates to an overstatement of prior earnings or other breach of a representation, warranty or covenant, except in the case of fraud.

     10.4 Procedure. (a) Promptly (and in any event within 15 days after the service of any citation or summons) after acquiring knowledge of any Claim for which one of the parties hereto (the "Indemnified Party") may seek indemnification against another party (the "Indemnifying Party") pursuant to this Article X, the Indemnified Party shall given written notice thereof to the Indemnifying Party. Failure to provide notice shall not relieve the Indemnifying Party of its obligations under this Article X except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claims against it, and, as the case may be, recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the same. The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of monetary damages only.

     (b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article X, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

     10.5 Exclusive Remedy. The indemnification set forth in this Article X shall be the sole and exclusive remedy of the parties against the other for breach of the representations, warranties and covenants of this Agreement and any Agreement or document executed in connection herewith, except for claims arising from fraud.

     10.6 Insurance and Taxes. Any claim for indemnification hereunder shall be reduced by any insurance payment to be received by the party claiming indemnification and any tax benefit to be realized by such indemnity with respect to the matter for which indemnification is sought.

ARTICLE XI

TERMINATION

     11.1   Termination.   Anything   in   this   Agreement   to  the   contrary
notwithstanding,   this  Agreement  may  be  terminated  and  the   transactions
contemplated herein abandoned:

     (a) by the mutual written consent of both of the parties hereto at any time prior to the Closing.

     (b) by Buyer in the event of a breach by Seller of any provision of this Agreement, which breach is not remedied within ten (10) days after receipt of notice thereof (or if earlier, the Drop Dead Date);

     (c) by Seller in the event of a breach by Buyer of any provision of this Agreement, which breach is not remedied within ten (10) days after receipt of notice thereof (or if earlier, the Drop Dead Date);

     (d) by either party if the Closing does not occur on or before June 30, 1999 (the "Drop Dead Date").

     In the event this Agreement is terminated, no party shall have any obligation or liability to the other party for the transactions contemplated herein or for breach of any representation, warranty or covenant of this Agreement or any document executed in connection herewith, except for the provisions which survive pursuant to the next paragraph hereof

     The provisions set forth in Article IX, this Section 11.1, and Sections 7.8 and 12.1 shall survive any termination.

     11.2 Risk of Loss. The risk of loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall remain with and be the sole responsibility of Seller until the time of the Closing.

ARTICLE XII

GENERAL

     12.1 Expenses. Buyer and Seller shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts.

     12.2 Survival of Representations and Warranties. The representations, warranties in this Agreement and in any ancillary certificate or document shall survive the Closing for a period ending on December 31, 2001, except the representations and warranties contained in Sections 5.2, 5.4, 5.10, 5.25(a),
6.2 and 6.6 which shall survive indefinitely and except the representations and warranties contained in Section 5.15 and 5.19 which shall survive until expiration of the applicable statute of limitations.

     12.3 Updates to Schedules. Seller may update the Schedules to reflect changes permitted by this Agreement and shall update them promptly as needed to maintain their accuracy. For the purposes of determining the accuracy as of the date hereof of the representations and warranties of Seller as of the date hereof contained in Article V in order to determine the fulfillment of conditions set forth in Section 8.2, the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after delivery of the Disclosure Schedule.

     12.4 Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement related to such waiver.

     12.5 Binding Effect; Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, heirs and legal representatives. Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No party may assign its rights hereunder without the consent of the other party except in connection with the sale of substantially all of such party's assets and except that Buyer may assign its rights hereunder in whole or in part to a subsidiary if Buyer guarantees full and complete performance by the subsidiary of its obligations hereunder in a form reasonably satisfactory to Seller.

     12.6 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile or three (3) days after deposit by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

         If to Buyer, to:           Spartech Corporation
                                    120 South Central, Suite 1700
                                    Clayton, Missouri 63105
                                    Attention: Randy C. Martin, Vice President and Chief Financial Officer
                                    Fax:  (314) 721-1543

         With a copy to:            Armstrong Teasdale LLP
                                    One Metropolitan Square, Suite 2600
                                    St. Louis, Missouri  63102
                                    Attention:  Jeffrey D. Fisher
                                    Fax:  (314) 621-5065

         If to Seller, to:          Alltrista Plastics Corporation
                                    5875 Castle Creek Parkway North Drive
                                    Suite 440
                                    Indianapolis, Indiana 46250
                                    Attention: Kevin D. Bower,
                                    Chief Financial Officer
                                    Fax: (317) 577-5002

         With a copy to:            ICE MILLER DONADIO & RYAN
                                    One American Square
                                    Box 82001
                                    Indianapolis, IN  46282
                                    Attention:  Joseph E. DeGroff
                                    Fax:  (317) 236-2219

or to such other address or facsimile number as such party shall have specified by notice to the other party hereto.

     12.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally. No representations or warranties, express or implied, are made with respect to the Business, Seller or the Assets except as expressly set forth herein.

     12.8 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     12.9 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Indiana, without giving effect to the choice of law principles thereof

     12.10 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

     12.11 Severability. The invalidity of all or any part of any representation, warranty, covenant or indemnification Section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such Section. If any representation, warranty, covenant or indemnification Section of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable.

     12.12 Press Releases. Neither of Seller or Buyer shall issue any press release or written statement for general circulation relating to the transactions contemplated hereby without providing such release or statement to the other party for review and comment a reasonable time prior to such issue.

     12.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. However, in making proof hereof it shall be necessary to produce only one copy hereof signed by the party to be charged. Signature pages delivered by facsimile to this Agreement or any document delivered in connection herewith or at the Closing shall be binding to the same extent as an original.

     12.14  Interpretation.   Unless  otherwise  specifically  provided  herein,
whenever consent of a party is required for any action, such consent shall not be unreasonably withheld, conditioned or delayed.


     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be signed in their respective names by an officer  thereunto duly authorized on the date first above written.
SELLER:                                             BUYER:

ALLTRISTA PLASTICS CORPORATION                      SPARTECH CORPORATION


By: /s/ Kevin D. Bower                              By: /s/ Randy C. Martin
   ---------------------------------------             ---------------------------------------
   Kevin D. Bower, Secretary                           Randy C. Martin, Vice President
                                                       and Chief Financial Officer

     The undersigned corporation hereby fully and unconditionally guarantees prompt and timely performance by Seller of all of Seller's covenants set forth in the foregoing Agreement.

                                        ALLTRISTA CORPORATION

                                        By: /s/ Kevin D.Bower
                                           -------------------------------------
         `                                  Kevin D. Bower, Sr. Vice President
                                            and Chief Financial Officer
                                            Dated as of May 4, 1999

EXHIBIT 8.2(i)

[TO BE DELIVERED BY ICE MILLER DONADIO & RYAN TO
SPARTECH CORPORATION]

[DRAFT SUBJECT TO REVIEW AND COMMENT BY
ICE MILLER DONADIO & RYAN OPINIONS COMMITTEE]





May ___, 1999



Spartech Corporation
120 South Central
Suite 1700
Clayton, Missouri 63105

     Re: Alltrista Plastics Corporation

Ladies and Gentlemen:

     We have acted as counsel to Alltrista Plastics Corporation, an Indiana corporation (the "Seller"), in connection with the negotiation, execution and delivery of a certain Asset Purchase Agreement dated as of May 4, 1999, by and between Seller and Spartech Corporation (the "Agreement") and certain other documents, instruments and agreements entered into in connection with the transactions contemplated by the Agreement (collectively, together with the Agreement, the "Transaction Documents") and as counsel to Alltrista Corporation, an Indiana corporation ("Alltrista"), in connection with the guarantee of the Seller's obligations set forth in the Agreement (the "Guaranty").

     This opinion letter ("Opinion Letter") is being delivered to you in accordance with Section 8.2(i) of the Agreement. All capitalized terms used herein without definition have the respective meanings specified in the Agreement or in the Legal Opinion Accord of the ABA Section of Business Law
(1991), as applicable (the "Accord").

     This Opinion Letter is governed by, and shall be interpreted in accordance with the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. Except as further limited herein, the law covered by the Opinions expressed herein are limited to the Law of the State of Indiana and the federal law of the United States.

     The words "to our knowledge," "known to us" or words of like import as used herein and when applied to a statement herein mean that during the course of our representation of Seller in connection with the execution and delivery of and the transactions contemplated by the Transaction Documents, no facts have come to the attention of the Primary Lawyer Group that would constitute Actual Knowledge that would cause us to express a contrary statement. For purposes of this Opinion Letter, the "Primary Lawyer Group" consists of Joseph DeGroff, Gretchen Snelling and Jason Ty Sibbitt. As to facts material to this Opinion, we have, with your permission, relied upon the certificates of the officers of Seller attached to this Opinion Letter as well as the representations and certifications of Seller contained in the Transaction Documents.

     Based upon the foregoing and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1. Seller and Alltrista are corporations duly incorporated and validly existing under the laws of the State of Indiana.

2. Seller has the requisite corporate power and corporate authority to execute, deliver and perform the Transaction Documents and carry out the transactions contemplated thereby. The execution, delivery and performance by Seller of the Transaction Documents have been duly authorized and approved by all required corporate actions on the part of Seller. Alltrista has the requisite power and corporate authority to execute, deliver and perform the Guaranty. The execution, delivery and performance by Alltrista of the Guaranty have been duly authorized and approved by all required corporate actions on the part of Alltrista.

3. The Transaction Documents constitute valid and binding obligations of Seller enforceable in accordance with their terms. The Guaranty constitutes a valid and binding obligation of Alltrista enforceable in accordance with its terms.

4. Except as set forth in any Transaction Documents or any schedules or exhibits thereto, to our knowledge, no permit or waiver from, application or notice to, approval or qualification by, order, authorization or consent of, or filing or registration with any governmental authority or entity which has not been made or obtained and which if not made or obtained could reasonably be expected to have a Material Adverse Effect is or has been or will be required on the part of Seller or Alltrista in connection with the execution and delivery by Seller of the Transaction Documents or the consummation by Seller of the transactions contemplated thereby and the execution and delivery by Alltrista of the Guaranty.

5. The execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby will not violate the Articles of Incorporation or Bylaws of Seller. The execution, delivery and performance of the Guaranty will not violate the Articles of Incorporation or Bylaws of Alltrista.

     Pursuant to Section 21 of the Accord, without expanding any Opinions set forth in this letter, the Opinions set forth in this letter are subject to the following qualifications, limitations, and assumptions, in addition to those set forth elsewhere in this letter or the Accord:

          (i) The General Qualifications of the Accord apply to all of the Opinions set forth in this letter.

          (ii) The enforceability of the Transaction Documents may be limited or otherwise affected by applicable Laws of the state of Indiana which may render certain of the rights, remedies, waivers and indemnities contained in the Transaction Documents unenforceable, but the inclusion of which do not affect the validity of the Transaction Documents as a whole.

          (iii)  The  opinions  with  respect  to  the   enforceability  of  any
     noncompetition agreement or restrictive covenant constitute our reasoned judgment based on existing judicial precedent as to how the enforceability of such provisions should be viewed by the courts of the State of Indiana. The enforceability of such provisions is subject to judicial discretion, and is dependent upon a favorable determination by the court as to the existence of protectable interests and the fairness and reasonableness of the restrictions contained in such covenants, including the fairness and reasonableness of the geographic scope, time periods and amount of liquidated damages, and to public policy considerations.

          (iv) The Opinions expressed herein are matters of professional judgment and are not a guarantee of result.

          (v) The Opinions are rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if existing and known to us) cause any change or modification in the Opinions.

     This letter is rendered to you in connection with the transactions contemplated by the Transaction Documents and may not be used or relied upon by you in any other context or for any other purpose. It may not be used or relied upon by any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

                                Very truly yours,

                                ICE MILLER DONADIO & RYAN

Exhibit 8.3(e)
--------------




[Letterhead of Armstrong Teasdale LLP]


May __, 1999



Alltrista Plastics Corporation
5875 Castle Creek Parkway North Drive, Suite 440
Indianapolis, Indiana 46250

Gentlemen:

     We have acted as counsel to Spartech Corporation, a Delaware corporation ("Buyer") in connection with the Asset Purchase Agreement dated as of May 4, 1999 between Alltrista Plastics Corporation ("Seller") and Buyer (the "Agreement") and certain other documents, instruments and agreements entered into in connection with the transactions contemplated by the Agreement (together with the Agreement, the "Transaction Documents"), and the transactions contemplated thereby. This opinion is being delivered to you pursuant to paragraph 8.3(e) of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     In connection with rendering the opinions hereinafter expressed, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of Buyer and its affiliated companies as we have deemed appropriate. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies, the accuracy and completeness of all records made available to us by Buyer, and the accuracy of all statements as to factual matters made by officers and employees of, and accountants for, Buyer and by public officials. In conducting our examination of documents executed by parties other than Buyer, we have assumed, without investigation, that each such other party had the power and capacity to enter into and perform all of its obligations under such documents and have also assumed the due authorization by all requisite action, execution and delivery by such parties of such documents and the validity and binding effect thereof.

     We express no opinion as to any matters governed by any laws other than the laws of the State of Missouri, the General Corporation Law of the State of Delaware, and the Federal laws of the United States.

     Based upon the foregoing, and with due regard to such legal considerations as we deem relevant, we are of the opinion that:

     1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. Buyer has the requisite corporate power and authority to execute, deliver and perform the Transaction Documents and to carry out the transactions contemplated thereby. The execution, delivery, and performance of the Transaction Documents and the transactions contemplated thereby do not and will not violate the certificate of incorporation or bylaws of Buyer.

     3. The execution, delivery and performance of the Transaction Documents by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all required corporate action on the part of the Buyer. The Transaction Documents constitute (or to the extent any Transaction Documents are to be executed after the Closing, such Transaction Documents when duly executed and delivered on behalf of Buyer will constitute), valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws limiting the enforcement of creditors' rights generally, and by general principles of equity and the general equitable discretion of the court before which any proceeding in equity may be brought.

     4.   To the  best of our  knowledge,  after  reasonable  investigation,  no
          permit  or  waiver  from,   application  or  notice  to,  approval  or
          qualification by, order, authorization or consent of, or filing or registration with, any governmental authority or entity, which has not been made or obtained and which if not made or obtained could reasonably be expected to have a material adverse effect on the business, assets or financial condition of Buyer, is or has been or will be required on the part of Buyer in connection with the execution and delivery by Buyer of the Transaction Documents or the consummation by Buyer of the transactions contemplated thereby.

     Except as set forth below, this opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby, and may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,



ARMSTRONG TEASDALE LLP